Exhibit (h)(16)

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
ADMINISTRATION AGREEMENT
CLASS S SHARES

SCHEDULE A

The Class S Shares of the Portfolios of Neuberger Berman Advisers Management Trust currently subject to this Agreement and the dates such Portfolios were added to this Agreement are as follows:

Fasciano Portfolio	November 3, 2003
Focus Portfolio	November 3, 2003
Guardian Portfolio	November 3, 2003
International Portfolio	November 3, 2003
Mid-Cap Growth Portfolio	November 3, 2003
Real Estate Portfolio	November 3, 2003
High Income Bond Portfolio	June 10, 2004

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
ADMINISTRATION AGREEMENT
CLASS S SHARES

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Advisers Management Trust Administration Agreement shall be:

(1) The following percentage per annum of the average daily net assets attributable to the Class S Shares of each Portfolio:

Fasciano Portfolio	0.30%
Focus Portfolio	0.30%
Guardian Portfolio	0.30%
International Portfolio	0.30%
Mid-Cap Growth Portfolio	0.30%
Real Estate Portfolio	0.30%
High Income Bond Portfolio	0.30%

(2) Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communications, subject to the prior approval of an annual budget by the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management Inc., and periodic reports to the Board of Trustees on actual expenses.

DATED: June 10, 2004